Exhibit 99.1

AUDIT COMMITTEE CHARTER
OF
GREENPRO CAPITAL CORP.

Approved as of FEBRUARY 7, 2020

1. Purposes

The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Greenpro Capital Corp., a Nevada corporation, and its subsidiaries (the “Company”) is appointed by the Board for the purpose of oversight (1) the integrity of the financial reporting of the company, (2) the disclosure of financial statement of the company (3) the independence, qualifications and performance of the Company’s external independent auditor and internal auditors, (4) the Company’s compliance with law and regulatory requirements, (5) the company’s monitoring, (6) the performance of the Company’s internal controls functions. The Committee is responsible for oversighting and reviewing. It is the responsibility of the Company’s management to prepare the financial statements that are in accordance with generally accepted accounting principles in the United Stated (GAAP). The Committee does not provide any expert assurance as to such financial statement that are compliance with the law and regulations.

2. Authority

The Committee has authority to retain such independent legal, accounting or other adviser as it determines necessary to carry out its duties and to conduct or authorize special investigations. The Committee may request any officer or employee of the Company, or the Company’s outside counsel or independent registered public accounting firm:

(1)	to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

(2)	to provide any pertinent information to the Committee or to any other person or entity designated by the Committee.

3. Funding

The Company shall provide the Committee with appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for the payments of:

(1)	compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

(2)	compensation to any independent advisers retained by the Committee in carrying out its duties;

(3)	And ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4. Committee Membership

The Committee shall be comprised of at least three (3) Board members and such members shall constitute at least a majority of the Company’s independent non-executive directors. The members shall be appointed by the Board and shall serve at the discretion of the Board. The Board shall designate one Committee member as the Committee’s chair (The Chairman). The following membership requirements shall also apply:

(1)	Each audit committee member will meet the applicable standards of independence as defined in the rules and regulations of SEC Rule 10A of the Exchange Act, NYSE Corporate Governance Rules 303A.6 and 7(a) and 7(b), and NASDAQ Corporate Governance Rule 5605(c)(2)(A);

(2)	Each audit committee member must be a member of the board of directors of the listed issuer, and must otherwise be independent; provided that, where a listed issuer is one of two dual holding companies, those companies may designate one audit committee for both companies so long as each member of the audit committee is a member of the board of directors of at least one of such dual holding companies;

(3)	Each audit committee member must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years;

(4)	Each audit committee member must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement; and

(5)	At least one (1) Member must have:

(a)	past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in such Member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities;

(b)	Or through appropriate education and/or experience, satisfy the definition of “audit committee financial expert” as defined by rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Notwithstanding each audit committee member shall meet the applicable standards of independence. However, one (1) director who: (a) is not independent as defined in NASDAQ Marketplace Rule 4200(a)(15); (b) meets the criteria set forth in Section 10A(m)(3) under the Act and the rules promulgated thereunder; and (c) is not a current officer or employee of the Company or Family Member (as defined in NASDAQ Marketplace Rule 4200(a)(14)) of such an officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances.

The Board determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses, in the Company’s next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. Moreover, a member appointed under the exception must not serve longer than two (2) years and must not serve as chairperson of the Committee.

If a current Member of the Committee ceases to be independent under the requirements of subparagraphs (1) and (2) above for reasons outside the Member’s reasonable control, the affected Member may remain on the Committee until the earlier of the Company’s next annual shareholders meeting or one year from the occurrence of the event that caused the failure to comply with those requirements.

5. Duties and Responsibilities

In fulfilling its purposes as stated in this Charter, the Committee shall undertake the specific duties and responsibilities listed below and such other duties and responsibilities as the Board shall from time to time prescribe, and shall have all powers necessary and proper to fulfill all such duties and responsibilities. Subject to applicable Board and shareholder approvals, the Committee shall:

(1)	Financial Statement & Disclosure Matters

(a)	Review the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations of the SEC and NASDAQ (or such other exchange on which the Company’s common stock is traded);

(b)	Oversee the Company’s accounting and financial reporting processes;

(c)	Oversee audits of the Company’s financial statements;

(d)	Discuss policies with respect to risk assessment and risk management, and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

(e)	Review with the Company’s independent registered public accounting firm, management and internal auditors any information regarding “second” opinions sought by management from any other accounting firm with respect to the accounting treatment of a particular event or transaction;

(f)	Review and discuss with management and the Company’s independent registered public accounting firm the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements and aggregate contractual obligations, on the Company’s financial statements;

(g)	Review and discuss reports from the Company’s independent registered public accounting firm regarding: (a) all critical accounting policies and practices to be used by the Company; (b) all alternative treatments of financial information within GAAP that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent registered public accounting firm; and (c) other material written communications between the independent registered public accounting firm and management, such as any management letter or schedule of unadjusted differences;

(h)	Review all certifications required to be made by the Company’s principal executive officer and principal financial officer in connection with the Company’s periodic reports under the Act or pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act;

(i)	Review and discuss with management the Company’s audited financial statements and review with management and the Company’s independent registered public accounting firm the Company’s financial statements (including disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) prior to the filing with the SEC of any report containing such financial statements.

(j)	Discuss the Company’s earnings press releases (including type and presentation of information, paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and ratings agencies;

(k)	If deemed appropriate, recommend to the Board that the Company’s audited financial statements be included in its annual report on Form 10-K for the last fiscal year;

(l)	Prepare and approve the report required by the rules of the SEC to be included in the Company’s annual proxy statement in accordance with the requirements of Item 7(d)(3)(i) of Schedule 14A and Item 407 of Regulation S-K;

(m)	Meet separately, periodically, with management, with the Company’s internal auditors (or other personnel responsible for the internal audit function) and with the Company’s independent registered public accounting firm;

(2)	Matters Regarding Oversight of the Company’s Independent Registered Public Accounting Firm

(a)	Be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the work of any independent registered public accounting firm engaged (including resolution of disagreements between management and such firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; provided also that each such registered public accounting firm shall report directly to the Committee;

(b)	Receive and review a formal written statement and letter from the Company’s independent registered public accounting firm delineating all relationships between the independent registered public accounting firm and the Company, consistent with Independence Standards Board Standard 1, as may be modified or supplemented;

(c)	Actively engage in a dialogue with the Company’s independent registered public accounting firm with respect to any disclosed relationship or services that may impact the objectivity and independence of the independent registered public accounting firm;

(d)	Take, or recommend that the Board take, appropriate action to oversee and ensure the independence of the Company’s independent registered public accounting firm;

(e)	Establish clear policies regarding the hiring of employees and former employees of the Company’s independent registered public accounting firm;

(f)	Establish policies and procedures for review and pre-approval by the Committee of all audit services and permissible non-audit services (including the fees and terms thereof) to be performed by the Company’s independent registered public accounting firm, with exceptions provided for de minimis amounts under certain circumstances as permitted by law; provided, however, that: (a) the Committee may delegate to one (1) or more Members the authority to grant such pre-approvals if the pre-approval decisions of any such delegate Member(s) are presented to the Committee at its next-scheduled meeting; and (b) all approvals of non-audit services to be performed by the independent registered public accounting firm must be disclosed in the Company’s applicable periodic reports;

(g)	Ensure that the Company’s independent registered public accounting firm is registered as a public accounting firm with the Public Company Accounting Oversight Board, as provided for in Section 102 of the Sarbanes-Oxley Act of 2002. Obtain and review, at least annually, a report by the Company’s independent registered public accounting firm describing: (a) the independent registered public accounting firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more audits carried out by the independent registered public accounting firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent registered public accounting firm and the Company (to assess such firm’s independence);

(h)	Meet with the Company’s independent registered public accounting firm prior to its audit to review the planning and staffing of the audit;

(i)	Discuss with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented;

(j)	Review with the Company’s independent registered public accounting firm any audit problems or difficulties and management’s response, including any restrictions on the scope of such firm’s activities or access to requested information, any significant disagreements with management, any accounting adjustments that were noted or proposed by such firm but were “passed” (as immaterial or otherwise), any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement, any “management” or “internal control” letter issued, or proposed to be issued, by the firm to the Company, and a discussion of the responsibilities, budget and staffing of the Company’s internal audit function;

(k)	Oversee the rotation of the lead (or coordinating) audit partner of the Company’s independent registered public accounting firm having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least every five (5) fiscal years;

(3)	Matters Regarding Oversight of the Company’s Internal Audit Function

(a)	Review the Company’s annual audited financial statements with management, including any major issues regarding accounting and auditing principles and practices, and review management’s evaluation of the adequacy and effectiveness of internal controls that could significantly affect the Company’s financial statements, as well as the adequacy and effectiveness of the Company’s disclosure controls and procedures and management’s reports thereon;

(b)	Review major changes to the Company’s auditing and accounting principles and practices as suggested by the Company’s independent registered public accounting firm, internal auditors or management;

(c)	Review the appointment of, and any replacement of, the Company’s senior internal auditing executive;

(d)	Review the significant reports to management prepared by the Company’s internal auditing department and management’s responses;

(4)	Matters Regarding Oversight of Compliance Responsibilities

(a)	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations;

(b)	Obtain reports from the Company’s management, senior internal auditing executive and independent registered public accounting firm that the Company’s subsidiaries and foreign affiliated entities are in compliance with applicable legal requirements, including the Foreign Corrupt Practices Act;

(c)	Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

(d)	Review all related party transactions for potential conflict of interest situations on an ongoing basis and approve all such transactions (if such transactions are not approved by another independent body of the Board);

(e)	Review and address any concerns regarding potentially illegal actions raised by the Company’s independent registered public accounting firm pursuant to Section 10A(b) of the Act; and cause the Company to inform the SEC of any report issued by the Company’s independent registered public accounting firm to the Board regarding such conduct pursuant to Rule 10A-1 under the Act;

(f)	Obtain from the Company’s independent registered public accounting firm assurance that such firm has complied with Section 10A of the Act;

(5)	Additional Duties & Responsibilities

(a)	Review and reassess the adequacy of this Charter annually;

(b)	Review and assess the performance and effectiveness of the Committee at least annually;

(c)	Report regularly to the Board with respect to the Committee’s activities and make recommendations as appropriate;

(d)	Review with the Company’s outside counsel and internal legal counsel any legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies;

(e)	Provide oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments;

(f)	Review with management and the Company’s independent registered public accounting firm any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and

(g)	Take any other actions that the Committee deems necessary or proper to fulfill the purposes and intent of this Charter.

Although the Committee has the responsibilities, duties and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete, accurate and in accordance with GAAP. Rather, those duties are the responsibility of management and the independent registered public accounting firm.

Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the laws of the State of Nevada. Further, nothing contained in this Charter is intended to alter or impair the right of the Members to rely, in discharging their duties and responsibilities, on the records of the Company and on other information presented to the Committee, Board or Company by its officers or employees or by outside experts and advisers such as the Company’s independent registered public accounting firm.

(6)	Whistleblowing

(a)	Reviewing the Company’s separate whistleblowing policy for its employees and stakeholders to raise concerns about possible improprieties in financial reporting, internal controls or other misconduct. The Committee shall ensure that proper arrangements are in place for fair and independent investigation of these matters and for appropriate follow-up action in accordance with the terms of such whistleblowing policy; and

(b)	Reviewing findings of internal investigations and management’s response into any suspected fraud, irregularities, failures of internal controls, violations of applicable law or other misconduct in accordance with the terms of such whistleblowing policy.

6. Structure

The Committee shall conduct its business and meetings in accordance with this Charter, the Company’s bylaws and any direction set forth by the Board. The chairperson of the Committee shall be designated by the Board or, in the absence of such a designation, by a majority of the Members. The designated chairperson shall preside at each meeting of the Committee and, in consultation with the other Members, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. In the absence of the designated chairperson at any meeting of the Committee, the Members present at such meeting shall designate a chairperson pro tem to serve in that capacity for the purposes of such meeting (not to include any adjournment thereof) by majority vote. The chairperson (other than a chairperson pro tem) shall ensure that the agenda for each meeting is distributed to each Member in advance of the applicable meeting.

7. Proceedings of Meetings

(1)	Frequency of Meetings

(a)	The Committee shall meet as often as it determines to be necessary and appropriate, but not less than quarterly each year.

(b)	The Committee may establish its own schedule, provided that it shall provide such schedule to the Board in advance. The chairperson of the Committee or a majority of the Members may call special meetings of the Committee upon notice as is required for special meetings of the Board in accordance with the Company’s bylaws.

(2)	Quorum

A majority of the appointed Members, but not less than two (2) Members, shall constitute a quorum for the transaction of business. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

(3)	Attendees

(a)	The Committee may meet with any person or entity in executive session as desired by the Committee. The Committee shall meet with the Company’s independent registered public accounting firm, at such times as the Committee deems appropriate, to review the independent registered public accounting firm’s examination and management report.

(b)	Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all Members consent thereto in writing or via electronic transmission and the same are filed with the minutes of the proceedings of the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

8. Minutes

The Committee shall maintain written minutes of its meetings in paper or electronic form, which minutes shall be filed with the minutes of the meetings of the Board.

9. Review Process

The Charter was approved by the Board on February 7, 2020. The Committee shall annually review its Charter and may recommend to the Board any amendments to it.

10. Authority / References

(i)	The Sarbanes-Oxley Act of 2002
(ii)	Public Company Accounting Oversight Board
(iii)	Securities Exchange Act of 1934, as amended
(iv)	NASDAQ Corporate Governance Rules

Page 7 of 7